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                                                                    Exhibit A.2.
                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 05/18/1994
                                                              944088394  2403833

                   CERTIFICATE OF TRUST OF THE REGIS FUND II


          This Certificate of Trust of The Regis Fund II (the "Trust"), dated April 26, 1994, is filed in accordance with the provisions of the Delaware Business Trust Act (12 Del. C. Section 3801 et seq.) and sets forth the following:

FIRST:  The name of the business trust formed hereby is The Regis Fund II.

SECOND: The business address of the registered office of the Trust in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805. The name of the Trust's registered agent at that address is Corporation Service Company.

THIRD: This Certificate of Trust shall be effective upon the date and time of filing.

FOURTH: Series Trust. Notice is hereby given that pursuant to Section 3804 of the Delaware Business Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.
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          IN WITNESS WHEREOF, the undersigned, being the Chairman of the Board of Trustees of the Trust, has executed this Certificate of Trust in Boston, Massachusetts as of the date first written above.


                                              /s/ Norton H. Reamer
                                              ----------------------------------
                                              Norton H. Reamer

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